                                                                    EXHIBIT 3.18

                         LIMITED PARTNERSHIP AGREEMENT

                                      OF

                 PHYSICIAN SALES & SERVICE LIMITED PARTNERSHIP



                                March 28, 1997




________________________________________________________________________________
THE LIMITED PARTNERSHIP INTERESTS IN PHYSICIAN SALES & SERVICE LIMITED PARTNERSHIP (THE "INTERESTS") ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN ARTICLE 14 OF THIS AGREEMENT AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS THEREOF. THEREFORE, PURCHASERS OF THE INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD OF TIME. THE INTERESTS HAVE NOT BEEN REGISTERED (I) UNDER ANY STATE SECURITIES LAWS (THE "STATE ACTS"), OR (II) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "FEDERAL ACT"), AND NEITHER THE INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF ARTICLE 14 OF THIS AGREEMENT AND (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH STATE ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, AND (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE FEDERAL ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE FEDERAL ACT OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED.

                                   CONTENTS

ARTICLE I - DEFINITIONS........................................................   1

ARTICLE II - FORMATION OF THE PARTNERSHIP......................................   7

      2.1  Formation...........................................................   7
      2.2  Name................................................................   7
      2.3  Principal Office....................................................   7
      2.4  Initial Registered Agent............................................   7
      2.5  Purpose.............................................................   7
      2.6  Statutory Compliance................................................   8
      2.7  Title to Partnership Property.......................................   8
      2.8  Commencement and Term...............................................   8

ARTICLE III - CAPITAL CONTRIBUTIONS............................................   8

      3.1  Initial Capital Contributions.......................................   8
      3.2  Additional Capital Contributions....................................   8
      3.3  Other Matters.......................................................   9

ARTICLE IV - ALLOCATIONS OF PROFIT AND LOSS....................................   9

      4.1  Profits and Losses..................................................   9
      4.2  Special Allocation Rules............................................  10
      4.3  General Rules.......................................................  11
      4.4  Power of General Partner to Vary Allocations of Profits and Losses..  12

ARTICLE V - DISTRIBUTIONS......................................................  12

      5.1  Net Operating Income................................................  12
      5.2  Distribution Among Partners.........................................  12
      5.3  Amounts Withheld....................................................  12
      5.4  Proceeds Available Upon Dissolution.................................  12
      5.5  In Kind Distributions...............................................  12
      5.6  Standards...........................................................  13

ARTICLE VI - THE GENERAL PARTNER...............................................  13

      6.1  Authority and Obligations of General Partner........................  13
      6.2  Tax Matters Partner.................................................  14
      6.3  Right to Rely on General Partner....................................  14
      6.4  Restrictions on Authority of General Partner........................  14
      6.5  Duties and Obligations of General Partner...........................  15
      6.6  Liability of General Partner........................................  16
      6.7  Compensation and Loans..............................................  17
      6.8  Operating Restrictions..............................................  17

ARTICLE VII - LIMITED PARTNERS.................................................  17

      7.1  Limitation on Limited Partners' Liabilities.........................  17
      7.2  No Control of Business or Right to Act for Partnership..............  17
      7.3  No Priority.........................................................  17
      7.4  Voting Rights.......................................................  17
      7.5  Effect of Bankruptcy, Death or Incompetency of a Limited Partner....  17

ARTICLE VIII - INDEMNIFICATION OF GENERAL PARTNER..............................  18

      8.1  Generally...........................................................  18
      8.2  Insurance...........................................................  18

ARTICLE IX - TRANSFER OF INTERESTS..............................................  19

      9.1   Restriction on Transfers............................................  19
      9.2   Permitted Transfers.................................................  19
      9.3   Prohibited Transfers................................................  19
      9.4   Rights of Unadmitted Assignees......................................  19
      9.5   Admission of Interest Holders as Partners...........................  19
      9.6   Right of First Refusal..............................................  20
      9.7   Exercise of Option..................................................  20
      9.8   Failure of Exercise of Right of First Refusal.......................  20
      9.9   Payment of Call Premium.............................................  21
      9.10  Closing.............................................................  21
      9.11  Indemnification.....................................................  21

ARTICLE X - APPOINTMENT OF THE GENERAL PARTNER AS ATTORNEY-IN-FACT..............  21

      10.1  General Partner As Attorney-in-Fact.................................  21
      10.2  Survival of Appointment.............................................  21

ARTICLE XI - BOOKS, RECORDS, ACCOUNTING AND REPORTS, AND TAX MATTERS............  22

      11.1  Availability........................................................  22
      11.2  Annual Reports and Quarterly Information............................  22
      11.3  Accounting Decisions................................................  22
      11.4  Taxable Year and Accounting Method..................................  22
      11.5  Tax Elections.......................................................  22

ARTICLE XII - AMENDMENT OF CERTIFICATE OF LIMITED PARTNERSHIP...................  23

ARTICLE XIII - MEETINGS.........................................................  23

ARTICLE XIV - DISSOLUTION OF THE PARTNERSHIP....................................  23

      14.1  Events Causing Dissolution..........................................  23
      14.2  Liquidation of Assets and Application of Proceeds...................  24

ARTICLE XV - MISCELLANEOUS......................................................  24

      15.1  Notices.............................................................  24
      15.2  Severability........................................................  24
      15.3  Captions............................................................  24
      15.4  Person and Gender...................................................  24
      15.5  Binding Agreement...................................................  24
      15.6  Applicable Law......................................................  25
      15.7  Entire Agreement....................................................  25
      15.8  Agreement in Counterparts...........................................  25

                         LIMITED PARTNERSHIP AGREEMENT
                                      OF
                 PHYSICIAN SALES & SERVICE LIMITED PARTNERSHIP


     THIS LIMITED PARTNERSHIP AGREEMENT (the "Agreement") of PHYSICIAN SALES & SERVICE LIMITED PARTNERSHIP (the "Partnership"), dated this 28th day of March, 1997, is made and entered into by and between PHYSICIAN SALES & SERVICE, INC., a Florida corporation (the "General Partner") and PSS HOLDING, INC., a Florida corporation (collectively, the "Limited Partners").


     IN CONSIDERATION of the mutual covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     As used herein, the following terms shall have the following meanings:

     "Act" shall mean the Securities Act of 1933, as amended.

     "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          (a) Such Capital Account shall be increased to reflect the amounts, if any, which such Partner is obligated to restore to the Partnership or is deemed to be obligated to restore pursuant to Regulations (S)(S) 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1)(ii) and 1.704-2(i)(5);

          (b) Such Capital Account shall be reduced to reflect any items described in Regulations (S)(S) 1.704-1(b)(2)(ii)(d)(4), (5) and (6);

          (c) If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 4.2.3 hereof, then such Capital Account shall be adjusted to reflect the allocation to such Partner of all amounts required to be allocated to such Partner for such fiscal year under
Article IV hereof (other than Section 4.1);

          (d) If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 4.2.5 hereof, then such Capital Account shall be adjusted to reflect the tentative allocation to such Partner of all amounts that would be required to be allocated to such Partner for such fiscal Year if neither Section 4.2.5 nor Section 4.2.4 were a part of this Agreement; and

          (e) If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 4.2.4 hereof, then such Capital Account shall be adjusted to reflect the tentative allocation to such Partner of all amounts that would be required to be allocated to such Partner for such fiscal year if neither Section 4.2.4 nor
Section 4.2.5 were a part of this Agreement.

     "Affiliate" shall mean with respect to a specified person or entity, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

     "Assignee" means a person or entity to whom all or a portion of a Partnership Interest has been transferred, by transfer or assignment, in a manner permitted under this Agreement but who has not been admitted to the Partnership as a Substitute Limited Partner or a General Partner.

     "Capital Account" means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

          (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partners' distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.2 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner;

          (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.2 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership;

          (iii) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement and such transfer does not terminate the Partnership under Code section 708(b)(1)(B), the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

          (iv) In determining the amount of any liability for purposes of subpart (i) and (ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations (S)1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. The General Partner is empowered to make modifications to the manner in which Capital Accounts are computed if it is determined that such adjustments are necessary in order to comply with such Regulations, provided that such adjustments are not likely to have a material effect on the amounts distributable to a Partner hereunder upon the dissolution of the Partnership in accordance with Article XIV. The General Partner shall also make any adjustments that are necessary or appropriate to maintain the Capital Amounts of the Partners in accordance with Regulations (S)1.704-1(b)(2)(iv)(g).

     "Capital Contributions" shall mean with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Partnership Interest held by such Partner pursuant to the terms of this Agreement.

     "Certificate" shall mean the valid Certificate of Limited Partnership of the Partnership, duly filed with the Office of the Secretary of State of Florida as it may from time to time be amended and restated, in accordance with (and in all respects sufficient in form and substance under) the Florida Act.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

     "Depreciation" shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

     "Florida Act" shall mean the Florida Revised Uniform Limited Partnership Act, as amended from time to time.

     "Gain or Loss on Sale" shall mean the net gain or loss realized on a sale of any significant portion of the Property.

     "General Partner" shall mean Physician Sales & Service, Inc., a Florida corporation.

     "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

          (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution after the date hereof;
(b) the distribution by the Partnership to a Partner of more than a de minimis amount of Property; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

          (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

          (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.15(iv) to the extent the General Partner determines that an adjustment pursuant to Section 1.14(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subpart (iv).

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparts (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     "Gross Revenues" means

          (i) with respect to the Property, for any calendar month, all revenues of any kind or description received during such calendar month by or on behalf of the owner of said Property from the operation of, or arising out of, or relating to said Property, and shall include, but not be limited to, all sales and use taxes collected by or on behalf of the owner of said Property, any refunds and rebates of federal, state or local taxes or assessments previously paid by the owner of said Property, the proceeds of any insurance policies specifically paid to or for the account of the owner of said Property to reimburse it for loss of business revenues (but excluding any and all proceeds from the sale of immovable or real property, sales proceeds, condemnation proceeds and insurance proceeds from policies for casualty, property or other similar insurance to the extent that such proceeds are required (a) to be paid to a mortgagee under the terms of a mortgage encumbering said Property; or (b) to be applied for the cost of repairing or restoring said Property), and any and all other income, revenues, earnings or cash flow generated by or received on account of the Property; and

          (ii) with respect to any Partnership, for any calendar month, all revenues, income, earnings, or cash flow of any kind or description received during such calendar month by or on behalf of such Partnership in respect of Property or Assets owned by such Partnership, provided that in no event shall the definition of "Gross Revenues" include loan proceeds.

     "Income before Income Taxes" shall mean income before income taxes after giving effect to, among other things, depreciation, amortization and interest determined on an accrual basis of accounting in accordance with generally accepted accounting principles.

     "Limited Partner" shall mean PSS Holding, Inc., a Florida corporation.

     "Limited Partnership Interests" shall mean the Interests owned by the Limited Partners.

     "Majority in Interest" shall mean Partners owning more than fifty percent (50%) of the Partnership Interests in issue.

     "Net Operating Income" means, for any period, the Gross Revenues from Partnership operations less the portion thereof used to pay all Operating Expenses for such period. "Net Operating Income" shall not be reduced by depreciation and amortization.

     "Operating Expenses" means, with respect to the Partnership for any period, all costs and expenses paid or incurred during such period by the Partnership in the ordinary course of its business, including but not limited to, debt payments, capital improvements, amounts used to replenish and fund the Reserves, attorneys' fees, accounting fees, and the direct expenses incurred by the corporate management team in connection with the operation of the Partnership.

     "Partners" shall refer, collectively, to the General Partner and the Limited Partners. Reference to a "Partner" shall be to any one of the Partners.

     "Partnership" shall mean Physician Sales & Service Limited Partnership, which is the limited partnership established by this Agreement.

     "Partnership Agreement" or "Agreement" means this Limited Partnership Agreement, as it may be amended, restated or supplemented from time to time.

     "Partnership Interest" or "Interest" means the ownership rights of a Partner in this Partnership and shall be 10% for the General Partner and 90% for the Limited Partner. In the event any Partnership Interest is transferred in accordance with the provisions of this Agreement, the transferee of such interest shall succeed to the Partnership Interest, in whole or in part as the case may be, of its transferor to the extent it relates to the transferred Interest.

     "Person" means any individual, partnership, corporation, trust, unincorporated association, joint venture or other entity or any government or any agency or political subdivision thereof or any other form of entity.

     "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items if income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

          (ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.31 shall be subtracted from such taxable income or loss;

          (iii) In the event the Gross Asset Value of any Partnership asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

          (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period; and

          (vi) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.2 hereof shall not be taken into account in computing Profits or Losses.

     "Property" shall mean all assets owned by the Partnership and forming a part of or in any way related to or used in connection with the ownership, operation, management of the business of the Partnership including, without limitation, all real and personal property.

     "Regulations" shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "Reserves" means, with respect to any period, the amount of funds set aside for, or amounts allocated during such period for the purpose of (i) funding reserves for contingent liabilities, incurred but not reported liabilities, working capital, repairs, replacements or renewals, and (ii) paying taxes, insurance, debt service, including principal and interest on any Partner Loans, or other costs or expenses incident to the ownership or operation of the Partnership or otherwise deemed by the General Partner necessary to meet the current or anticipated future needs of the Partnership.

     "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of.

     "Withdrawal" when used with reference to the General Partner, shall occur upon:

          (i) The resignation or retirement of the General Partner from the Partnership;

          (ii) The transfer, sale, assignment, pledge, encumbrance or other disposition of the General Partner's Interest in the Partnership; provided, however, that any transfer of the General Partner's Interest if permitted in
Article IX hereof shall be excluded; or

          (iii)  The bankruptcy, liquidation or dissolution of the General
Partner.

     For purposes of this definition, "bankruptcy" of the General Partner shall be deemed to occur if the General Partner is voluntarily adjudicated as bankrupt or insolvent, or seeks, consents to or does not contest the appointment of a receiver or trustee for itself or for all or any part of its property, or files a petition seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state or any other competent jurisdiction, or makes a general assignment for the benefit of creditors, or admits in writing an inability to pay its debts as they may mature, or a petition is filed against such General Partner seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state, or a court of competent jurisdiction enters an order, judgment or decree appointing, without the consent of such General Partner, a receiver or trustee for it, or for all or any part of its property, and such petition, order, judgment or decree shall not be discharged or stayed within a period of ninety (90) days after its entry.

     For purposes of this Agreement, "withdraw" shall mean the taking or suffering of any action constituting a Withdrawal. Withdrawal shall not include an assignment, pledge, encumbrance or transfer of the General Partner's interest in the Partnership to any entity as collateral security for any loans made to the Partnership, directly or indirectly, by such entity or any financial institution.

                                  ARTICLE II

                         FORMATION OF THE PARTNERSHIP

     2.1  Formation.  The Partnership constitutes a limited partnership formed
          ---------
pursuant to the Florida Act and other applicable laws of the State of Florida. The General Partner shall promptly file the Certificate, and when required, such amendments or restatements thereto, in such public offices in the State of Florida or elsewhere as may be required by the business of the Partnership as shall be required to give effect to the provisions of this Agreement and the Certificate, or such amendments and restatements thereto, and to preserve the character of the Partnership as a limited partnership.

     2.2  Name.  The Partnership is and shall be conducted under the name
          ----
"PHYSICIAN SALES & SERVICE LIMITED PARTNERSHIP" or such other name as the General Partner and the Limited Partner shall mutually agree.

     2.3  Principle Office.  The principle office and place of business of the
          ----------------
Partnership shall be 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

     2.4  Initial Registered Agent.  The initial registered agent for service of
          ------------------------
process at the registered office of the Partnership shall be Fred Elefant. The registered office of the Partnership shall be located at DuPont Center, Suite 105, 1650 Prudential Drive, Jacksonville, Florida 32207.

     2.5  Purpose.  The purposes of the Partnership shall be as follows:
          -------

          (i)    To serve as a distributor of medical equipment and supplies.

          (ii) To exercise all powers necessary or reasonably related to the Partnership's business that may be legally exercised by limited partnerships under the Florida Act; and

          (iii) To engage in all activities necessary, customary, convenient or incident to such purpose.

     2.6  Statutory Compliance.  The Partnership shall exist under and be
          --------------------
governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Florida. The Partners shall make all filings and disclosures required by, and shall otherwise comply with, all such laws.
The Partners shall execute and file such other documents and instruments as may be necessary or appropriate with respect to the formation of, and the conduct of business by, the Partnership.

     2.7  Title to Partnership Property.  All property owned by the Partnership
          -----------------------------
shall be owned by the Partnership as an entity and, insofar as permitted by applicable law, no Partner shall have any ownership interest in Property in its individual name or right, and each Partner's Interest in the Partnership shall be personal property for all purposes.

     2.8  Commencement and Term.  The Partnership shall commence on the date the
          ---------------------
Certificate is filed with the Office of the Secretary of State of Florida. The term of the Partnership shall continue until December 31, 2030 unless sooner terminated or dissolved in accordance with the provisions of this Agreement or as otherwise provided by law.


                                  ARTICLE III

                             CAPITAL CONTRIBUTIONS

     3.1  Initial Capital Contributions.  The Partners have each contributed the
          -----------------------------
amounts and shall have the Capital Accounts Balances set forth on Exhibit A.
                                                                  ---------

     3.2  Additional Capital Contributions.  No Partner shall be required to
          --------------------------------
make an additional Capital Contribution without the consent of all Partners.

     3.3  Other Matters.
          -------------

          3.3.1 Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of its Capital Contributions from the Partnership without the consent of all Partners. Furthermore, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

          3.3.2 No Partner shall receive any interest, salary, or drawing with respect to its Capital Account or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner, except as otherwise provided in this Agreement.

          3.3.3 Except as otherwise provided by this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts, or any other obligations of the Partnership or be required to lend funds to the Partnership. The General Partner shall not have any personal liability for the repayment of any Capital Contributions of any Limited Partner.

                                  ARTICLE IV

                        ALLOCATIONS OF PROFIT AND LOSS

     4.1  Profits and Losses.  Except as otherwise provided in this Article IV,
          ------------------
any Profits or Losses recognized by the Partnership in any fiscal year shall be allocated among Partners as follows:

          4.1.1  Profits.  Profits shall be allocated as follows:
                 -------

                 (a) First, to the Partners, in proportion to and to the extent of, the amount by which zero exceeds their respective Capital Account balances as of the last day of the fiscal year (the "Last Day"); then

                 (b)      To the Partners in proportion to their Partnership
Interests.

          4.1.2  Losses.  Losses shall be allocated among the Partners as
                 ------
follows:

                 (a) First, to the Partners to the extent of and in proportion to their positive balances in their Capital Accounts; and

                 (b) Second, among the Partners in proportion to their Partnership Interests.

     4.2  Special Allocation Rules.
          ------------------------

          4.2.1  Allocable Cash Basis Items.  Any "allocable cash basis item" of
                 --------------------------
the Partnership (as defined in Section 706(d) of the Code) for any fiscal year that is required to be allocated to the Partners in the manner provided in
Section 706(d) of the Code shall be allocated to the Partners in the manner so required.

          4.2.2  Section 704(c) Allocation.  In accordance with Code Section
                 -------------------------
704(c) and the Treasury Regulations thereunder and with Section 1.704-1(b)(2)(iv)(f)(4) and 1.704-1(b)(4)(i) as contemplated by Section 1.704-1(c)(3)
of the Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership or property revalued on the Partnership's books and in the Capital Accounts shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

          4.2.3  Limitation on Allocation of Losses.  Notwithstanding the
                 ----------------------------------
provisions of Section 4.1 hereof, if the amount of Losses that would otherwise be allocated to a Partner in any fiscal year under Section 4.1 hereof would cause or increase a Partner's Adjusted Capital Account Deficit as of the Last Day, then a proportionate part of such Losses equal to such excess shall be allocated to the other Partners to the extent such allocation can be made without violating the provisions of this Section 4.2.3 with respect to such other Partners, and the remainder of such Losses, if any, shall be allocated to the General Partner.

          4.2.4  Qualified Income Offset.  Notwithstanding any provision hereof
                 -----------------------
to the contrary, if a Partner unexpectedly receives in any fiscal year any adjustment, allocation or distribution described in Treasury Regulations (S)(S) 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and if a Partner has an Adjusted Capital Account Deficit as of the last day of such fiscal year, then all items of income and gain of the Partnership (consisting of a pro rata portion of each item of Partnership income and gain) for such fiscal year (and, if necessary, for subsequent fiscal years) shall be allocated to the Partner in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.

          4.2.5  Gross Income Allocation.  Notwithstanding any provision hereof
                 -----------------------
to the contrary, if a Partner has an Adjusted Capital Account Deficit as of the last day of any fiscal year, then all items of income and gain of the Partnership (consisting of a pro rata portion of each item of Partnership income and gain, including gross income) for such fiscal year shall be allocated to such Partner in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.

          4.2.6  Minimum Gain Chargeback.  Notwithstanding any provision hereof
                 -----------------------
to the contrary, any item of Partnership income or gain for any fiscal year (or any portion of any such item) that is required to be allocated to the Partners under Treasury Regulations (S)(S) 1.704-2(f) or 1.704-2(i)(4) shall be allocated to the Partners for such fiscal year in the manner so required by such Regulations.

          4.2.7  Partner Nonrecourse Deductions.  Notwithstanding any provision
                 ------------------------------
hereof to the contrary, any item of Partnership loss, deduction or expenditure described in Section 705(a)(2)(B) of the Code for any fiscal year (or any portion of any such item) that is required to be allocated to the Partners under Treasury Regulations (S) 1.704-2(i)(l) shall be allocated to the Partners for such fiscal year in the manner so required by such Regulation, including Regulation (S)1.704-2(j)(2).

          4.2.8  Curative Allocations.  The allocations set forth in subsections
                 --------------------
4.2.3, through 4.2.7 of this Section 4.2 (the "Regulatory Allocations") are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. Notwithstanding any other provision of this
Article IV other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating Profits, Losses and items of Partnership income, gain, loss and deduction to the Partners so that, to the extent possible, the net amount of such allocations of Profits, Losses and other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

          4.2.9  Special Allocation of Tax Benefit.  It is hereby recognized,
                 ---------------------------------
acknowledged and agreed that each Partner's interest in the Profits and Losses and Gain and Loss on Sale of the Partnership is attributable solely to such Partner's contributions to the capital of the Partnership. In the event, however, that any Partner is determined to have received all or any part of such Partner's interest in the Profits and Losses and Gain and Loss on Sale of the Partnership (as distinguished from such Partner's interest in the capital of the Partnership) as compensation for services, and, as a result of such determination, is required to recognize compensation income for federal and/or state income tax purposes with respect to such interest in the Partnership, any corresponding federal and/or state income tax benefit inuring to the Partnership as a result of such determination, whether in the form of a deduction for compensation paid, a deduction for depreciation or amortization of any asset of the Partnership, a reduction in the gain required to be recognized by the Partnership upon a sale of any of its assets, or otherwise, shall be allocated for income tax purposes solely to the Partners required to recognize such compensation income in an amount to each such Partner equal to the amount which bears the same ratio to any such income tax benefit as the amount of such compensation income required to be recognized by such Partner bears to the total amount of such compensation income required to be recognized by all of such Partners.

          4.2.10  Transfer of Partnership Interests.  If one or more Partnership
                  ---------------------------------
Interest(s) are transferred during any fiscal year of the Partnership, the Partnership income or loss attributable to such Partnership Interest(s) for such fiscal year shall be allocated between the transferor and the transferee in any manner permitted by law as they shall agree; provided, however, that if the

Partnership does not receive on or before January 31 of the year following the year in which the transfer occurs written notice stating the manner in which such parties have agreed to allocate such Partnership income or loss, then all such Partnership income or loss shall be allocated between the parties based on the percentage of the year each party was, according to the books and records of the Partnership, the owner of record of the Partnership interest(s) transferred during that year.

     4.3  General Rules.
          -------------

          4.3.1 Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction for federal and state income tax purposes, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the year.

          4.3.2 For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

     4.4  Power of General Partner to Vary Allocations of Profits and Losses.
          -------------------------------------------------------------------
It is the intent of the Partners that each Partner's allocable share of Profits and Losses shall be determined and allocated in accordance with the provisions of this Article IV to the fullest extent permitted by Section 704(b) of the Code, or its statutory successor. However, if the Partnership is advised that the allocations provided in this Article IV will not be respected for Federal income tax purposes, the allocation provisions of this Agreement shall be amended, on advice of accountants or legal counsel, in the manner and to the extent in the best interest and consistent with the economic sharing of the Partners, but in no event shall such reallocation be greater than the minimum reallocation necessary so that the allocation in this Article IV will be respected for Federal income tax purposes.

                                   ARTICLE V

                                 DISTRIBUTIONS

     5.1  Net Operating Income.  Except as provided in Article XIV or Section
          --------------------
5.4 relating to the dissolution of the Partnership, any distribution of Net Operating Income (less necessary and appropriate Reserves) approved by the General Partner shall be distributed, subject to the provisions of Section 6.7.3, to the Partners in proportion to their Partnership Interests.

     5.2  Distribution Among Partners.  If any Interest in the Partnership is
          ----------------------------
sold, assigned or transferred in accordance with the terms of this Agreement during any accounting period, then all distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

     5.3  Amounts Withheld.  All amounts withheld pursuant to the Code or any
          -----------------
provision of any state or local tax law with respect to any payment or distribution to the Partners shall be treated as amounts distributed to the Partners pursuant to this Article V for all purposes under this Agreement.

     5.4  Proceeds Available Upon Dissolution.  Upon the dissolution and winding
          ------------------------------------
up of the Partnership, subject to (i) the requirement of Section 14.2 hereof,
(ii) the payment of all liabilities of
the Partnership, including any debts owed to a Partner, and (iii) the establishment of such Reserves as are reasonably necessary for any contingent or unforeseen liabilities or obligations, the proceeds from such liquidation shall be distributed, as expeditiously as possible, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

     5.5  In Kind Distributions.  If any assets of the Partnership shall be
          ----------------------
distributed in kind, such assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportions as such Partners would have been entitled to cash distributions or in such other manner as the Partners shall mutually agree.

     5.6  Standards.  The methods hereinabove set forth by which distributions
          ----------
and allocations are made are hereby expressly consented to by each Partner as an express condition to becoming a Partner.


                                  ARTICLE VI

                              THE GENERAL PARTNER

     6.1  Authority and Obligations of General Partner.  Except as expressly
          ---------------------------------------------
limited by the provisions of this Agreement, the General Partner shall have the sole and exclusive right to manage and control, and shall have complete and exclusive discretion in the management and control of the affairs and business of the Partnership and shall have all powers necessary, convenient or appropriate to carry out the purposes and business of the Partnership and shall possess and enjoy with respect to the Partnership all of the rights and powers of a general partner of a limited partnership to the extent permitted by the Florida Act, including, without limitation, the right and power to:

          (i) acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

          (ii) operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

          (iii) execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of Property, or in connection with managing the affairs of the Partnership, including entering into management agreements for the management of the Partnership and other agreements with Affiliates of the Partnership, provided such agreements are arms length transactions, and executing amendments to the Agreement and the Certificate in accordance with the terms of the Agreement, pursuant to any power of attorney granted by the Partner to the General Partner;

          (iv) execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Property;

          (v) advance funds on behalf of the Partnership for cash management purposes or borrow money and issue evidences of indebtedness in furtherance of any of the purposes of the Partnership and to prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Property, and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Property;

          (vi) care for and distribute funds to the General Partner and the Limited Partners by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

          (vii) contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

          (viii) engage in any activity necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

          (ix) take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership; and

          (x) institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, in connection with, or incidental to this Agreement, and to engage counsel or others in connection therewith.

     6.2  Tax Matters Partner.  The General Partner shall be the "Tax Matters
          -------------------
Partner" of the Partnership within the meaning of Code Section 6231. By the execution of this Agreement, each Limited Partner hereby appoints and agrees to the designation of the General Partner as the Tax Matters Partner. In serving as the Tax Matters Partner, the General Partner shall incur liability only as set forth in Section 6.7 and shall be entitled to the indemnification contained in Article VII.

     6.3  Right to Rely on General Partner.  The exercise of any power conferred
          --------------------------------
by this Agreement on the General Partner shall serve to bind the Partnership and constitute the act of the Partnership. Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by any General Partner as to:

          (i)    the identity of any General Partner or Limited Partner;

          (ii) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or which are in any other manner germane to the affairs of the Partnership;

          (iii) the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

          (iv) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

     6.4  Restrictions on Authority of General Partner.
          --------------------------------------------

          6.4.1 Without the consent of Limited Partner, the General Partner shall have no authority to:

          (i)    do any act in contravention of this Agreement:

          (ii) do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

          (iii) possess Property, or assign rights in specific Property, for other than a Partnership purpose;

          (iv) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

          (v) file a voluntary petition or otherwise initiate proceedings to have the Partnership adjudicated insolvent or seeking an order for relief of the Partnership as debtor under the United States Bankruptcy Code (11 U.S.C.
(S)(S)101 et seq.), or file any petition seeking any composition,
          -- ---
reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Partnership; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Partnership or of all or any substantial part of the properties and assets of the Partnership, or make any general assignment for the benefit of creditors of the Partnership, or admit in writing the inability of the Partnership to pay its debts generally as they become due, or declare or effect a moratorium on the Partnership's debt or take any action in furtherance of any action; or

          (vi)   amend this Agreement except as permitted by Article XII;

          (vii) become a surety, guarantor, endorser or accommodation endorser for any other Person on behalf of the Partnership; or

          (viii) make a confession of judgment against the Partnership for the benefit of any creditor.

     6.5  Duties and Obligations of General Partner.
          -----------------------------------------

          6.5.1 The General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Florida and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged and (ii) for the accomplishment of the Partnership's purposes, including the development, maintenance, preservation, and operation of the Property in accordance with the provisions of this Agreement and applicable laws and regulations.

          6.5.2 The General Partner shall devote to the Partnership such time as may be necessary for the proper performance of all duties hereunder, but the General Partner shall not be required to devote full time to the performance of such duties.

     6.6  Liability of General Partner. The General Partner and all officers,
          -----------------------------
directors, and stockholders of the General Partner shall not be liable to the Partnership or to the Limited Partners or Assignees for any losses sustained or liabilities incurred as a result of any act or omission of the General Partner or any such officer, director, or stockholder if: the conduct of such General Partner or such officer, director, or stockholder did not constitute fraud, gross negligence, or willful or wanton misconduct. Except as otherwise specifically set forth herein, the General Partner shall not be liable to the Limited Partners because any taxing authorities disallow or adjust income, deductions or credits in a Partnership income tax return. For purposes of this Agreement, any act or omission, if done or omitted to be done in reliance, in whole or in part, upon the advice of independent legal counsel or independent public accountants selected with reasonable care, will be presumed to have been done or omitted to be done in good faith and not to constitute gross negligence or willful or wanton misconduct.

     6.7  Compensation and Loans.
          ----------------------

          6.7.1  Expenses.  The General Partner may charge the Partnership for
                 --------
any direct expenses reasonably incurred in connection with the Partnership's business.

          6.7.2  Loans to the Partnership.  Any Person may, with the consent of
                 ------------------------
the General Partner, lend or advance money to the Partnership. If any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Partnership (the "Partner Loan"). The amount of any such loan or advance by a lending Partner shall be repayable out of the Partnership's cash and shall bear interest at such rate as the General Partner and the lending Partner shall agree. If a General Partner is the lending Partner, the rate of interest shall be determined by the General Partner taking into consideration, without limitation, prevailing interest rates and the interest rates such General Partner is required to pay in the event such General Partner has itself borrowed funds to loan or advance to the Partnership. None of the Limited Partners shall be obligated to make any loan or advance to the Partnership. Each Partner Loan shall accelerate and become immediately due and payable upon the dissolution of the Partnership or upon the occurrence of such other events set forth in the promissory note evidencing any such loan.

     6.8  Operating Restrictions.
          ----------------------

          6.8.1 All Property in the form of cash not otherwise invested shall be deposited in one or more accounts maintained in such financial institutions as the General Partner shall determine or shall be invested in short-term liquid securities or shall be left in escrow and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine from time to time.

          6.8.2 The signature of any General Partner shall be necessary and sufficient to convey title to any real property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of any General Partner shall be sufficient to execute any "statement of partnership" or other documents necessary to effectuate this or any other provision of this Agreement. All of the Partners do hereby appoint each General Partner as their attorney-in-fact for the execution of any or all of the documents described herein.

                                  ARTICLE VII

                                LIMITED PARTNER

     7.1  Limitation on Limited Partner's Liabilities.  The Limited Partner
          -------------------------------------------
shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership or the General Partner beyond the amount contributed by the Limited Partners to the capital of the Partnership, the Limited Partners' share of the accumulated but undistributed Net Operating Income and the amount of any distribution (including the return of any Capital Contribution) made to the Limited Partners that must be returned to the Partnership pursuant to applicable law.

     7.2  No Control of Business or Right to Act for Partnership.  The Limited
          ------------------------------------------------------
Partner shall take no part in the management, conduct or control of the business of the Partnership and shall have no right or authority to act for or to bind the Partnership.

     7.3  No Priority.  Except as otherwise specifically set forth herein, the
          -----------
Limited Partner shall not have the right to demand or receive property other than cash in return of his Capital Contribution or as a distribution pursuant to
Section IV hereof.

     7.4  Voting Rights.  The Limited Partner shall only have the right to vote
          -------------
on matters explicitly set forth in this Agreement.

     7.5  Effect of Bankruptcy, Death or Incompetency of a Limited Partner.  The
          ----------------------------------------------------------------
bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Limited Partner shall not cause the termination or dissolution of the Partnership and the business of the Partnership shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Limited Partner shall have all the rights of such Limited Partner for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such Assignee as a Substitute Limited Partner. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any Partnership Interest shall be subject to all of the restrictions hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Limited Partner.


                                 ARTICLE VIII

                      INDEMNIFICATION OF GENERAL PARTNER

     8.1  Generally.
          ---------

          8.1.1 The Partnership, its receiver, or its trustee shall indemnify, save harmless, and pay all judgments and claims against any General Partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such General Partner in connection with the business of the Partnership, including attorneys' fees incurred by such General Partner in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

          8.1.2 In the event of any action by a Partner against the General Partner, including a Partnership derivative suit, the Partnership shall indemnify, save harmless, and pay all expenses of such General Partner, including attorneys' fees, incurred in the defense of such action, if such General Partner is successful in such action.

          8.1.3 The Partnership shall indemnify, save harmless, and pay all expenses, costs, or liabilities of the General Partner who for the benefit of the Partnership makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and who suffers any financial loss as the result of such action.

          8.1.4 The General Partner shall not be entitled to indemnification under this Section 8.1 if the conduct of the General Partner constitutes fraud, gross negligence or willful or wanton misconduct. For purposes of this Agreement, any act or omission, if done or omitted to be done in reliance, in whole or in part, upon the advice of independent legal counsel or independent public accountants selected with reasonable care, will be presumed to have been done or omitted to be done in good faith and not to constitute gross negligence or willful or wanton misconduct.

          8.2    Insurance.  The Partnership may purchase and maintain insurance
                 ---------
on behalf of any one or more indemnitees under Section 8.1 and such other persons as the General Partner shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such person against such liability or expense under the provisions of this Agreement. The General Partner and the Partnership may enter into indemnity contracts with Indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 8.2 and containing such other procedures regarding indemnification as are appropriate.


                                  ARTICLE IX

                             TRANSFER OF INTERESTS

     9.1  Restriction on Transfers.  Except as otherwise permitted by this
          ------------------------
Agreement, no Partner shall Transfer all or any portion of his interest in the Partnership.

     9.2  Permitted Transfers.  Subject to the terms of Section 9.6 hereof, the
          -------------------
General Partner or the Limited Partner may Transfer ("Permitted Transfer") all or any portion of their Partnership Interest with the consent of the other Partner.

     9.3  Prohibited Transfers.
          --------------------

          9.3.1 Any purported Transfer of Partnership Interest that is not a Permitted Transfer shall be null and void and of no effect whatever; provided that, if the Partnership is required to recognize a Transfer that is not a Permitted Transfer (or if the Partnership, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the interest Transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Partnership Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Partnership Interest may have to the Partnership

          9.3.2 In the case of a Transfer or attempted Transfer of a Partnership Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such transfer shall be liable to indemnify and hold harmless the Partnership and the other Partners from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

     9.4  Rights of Unadmitted Assignees.  A Person who acquires a Partnership
          ------------------------------
Interest but who is not admitted as a Substitute Partner pursuant to Section 9.5 hereof shall be entitled only to allocations and distributions with respect to such interests in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the Act or the Agreement.

     9.5  Admission of Interest Holders as Partners.  Subject to the other
          -----------------------------------------
provisions of this Article IX, a transferee of Interests may be admitted to the Partnership as a Substitute Partner only upon satisfaction of the following conditions:

          9.5.1 The Partnership Interest with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer with the approval of the other Partners in the Partnership;

          9.5.2 The transferee becomes a party to this Agreement as a Partner and executes such documents and instruments as the General Partner may reasonably request (including, without limitation, amendments to the Certificate) as may be necessary or appropriate to confirm such transferee as a Partner in the Partnership and such transferee's agreement to be bound by the terms and conditions hereof;

          9.5.3 The transferee pays or reimburses the Partnership for all reasonable legal, filing, and publication costs that the Partnership incurs in connection with the admission of the transferee as a Partner with respect to the Transferred Interests; and

          9.5.4 If the transferee is not an individual of legal majority, the transferee provides the Partnership with evidence satisfactory to counsel for the Partnership of the authority of the transferee to become a Partner and to be bound by the terms and conditions of this Agreement.

                                   ARTICLE X

            APPOINTMENT OF THE GENERAL PARTNER AS ATTORNEY-IN-FACT

     10.1 General Partner As Attorney-in-Fact.  Each Limited Partner,
          -----------------------------------
irrevocably constitutes and appoints the General Partner as such Limited Partner's true and lawful attorney and agent, with full power and authority in such Limited Partner's name, place and stead, to execute, acknowledge, deliver, file and record in the appropriate public offices all certificates or other instruments (including without limitation counterparts of this Agreement) which the General Partner deems appropriate to qualify or continue the Partnership as a limited partnership in the jurisdictions in which the Partnership conducts business including all amendments of this Agreement necessary to correct scriveners' errors.

     10.2 Survival of Appointment.  The appointment by Limited Partner of the
          -----------------------
General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Partnership Agreement will be relying upon the General Partner to act as contemplated by this Partnership Agreement in any filing and other action by it on behalf of the Partnership, and shall survive the death or incapacity of any person hereby giving such power and the transfer by a Limited Partner of all or part of his Interest. The foregoing power of attorney of a transferor Partner shall survive such transfer only until such time as the transferee shall have been admitted to the Partnership as a Substitute Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution. Any person dealing with the Partnership may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.


                                  ARTICLE XI

            BOOK, RECORDS, ACCOUNTING AND REPORTS, AND TAX MATTERS

     11.1 Availability.  At all times during the existence of the Partnership,
          ------------
the General Partner shall keep or cause to be kept complete and accurate books and records and shall be appropriate and adequate for the Partnership's business. Such books and records, whether financial, operational or otherwise and including a copy of this Agreement and any amendments thereto, shall at all times be maintained at the principal place of business of the Partnership or General Partner. Any Partner or his or its duly authorized representative shall have the right at any time to inspect and copy from such books and documents during normal business hours and the General Partner shall not have the right to keep any information relating to the Partnership confidential from a Limited Partner.

     11.2 Annual Reports.  As soon as practicable after the close of each fiscal
          --------------
year but in no event later than ninety days after the fiscal year, the General Partner shall deliver to each Limited Partner such information as shall be necessary for the Limited Partner to use to prepare its federal and state tax returns and shall deliver to each Limited Partner a financial report of the Partnership for such fiscal year which shall include a balance sheet, a profit and loss statement, a summary of the source and application of Partnership funds, and a determination of individual Capital Accounts.

     11.3 Accounting Decisions.  All decisions as to accounting matters, except
          --------------------
as specifically provided to the contrary herein, shall be made by the General Partner, including the method of accounting (cash or accrual). All such decisions shall be in accordance with generally accepted accounting principles or with the comprehensive method of accounting used for tax purposes. The General Partner may rely upon the advice of the accountants of the Partnership as to whether such decisions are in accordance with such methods.

     11.4 Taxable Year and Accounting Method.  The Partnership's taxable and
          ----------------------------------
fiscal years shall be the calendar year.

     11.5 Tax Elections.  In the case of a transfer of all or part of any
          -------------
Interest, at the request of any Partner the Partnership will elect, pursuant to Code Section 754 and pursuant to corresponding provisions of applicable state and local tax laws, to adjust the basis of the Partnership's assets pursuant to Code Sections 734 and 743 and pursuant to corresponding provisions of state and local tax laws.


                                  ARTICLE XII

                AMENDMENT OF CERTIFICATE OF LIMITED PARTNERSHIP

     The Certificate shall be amended without the prior agreement of the Limited Partners whenever required by law or necessary to effect changes of a ministerial nature which do not materially and adversely affect the rights or increase the obligations of the Limited Partners including, without limitation, changes in Partners or their addresses, or the admission of Substitute Limited Partners pursuant to this Agreement.

                                 ARTICLE XIII

                                   MEETINGS

     Informational meetings of the Partners shall be called by the General Partner whenever it deems necessary or when requested in writing to do so by the Limited Partner. Any such meeting may be held in person or by telephone conference call.


                                  ARTICLE XIV

                        DISSOLUTION OF THE PARTNERSHIP

     14.1 Events Causing Dissolution.  The Partnership shall be dissolved and
          --------------------------
its affairs wound up on the first to occur of the following:

          14.1.1 The General Partner, with the consent of a majority in interest of the Limited Partners, shall determine that the Partnership should be dissolved;

          14.1.2 The sale or other disposition by the Partnership of all or substantially all of the assets of the Partnership, unless the Partnership as part of the consideration for any such sale or other disposition acquired a note, in which case the Partnership shall be dissolved following the receipt by it of all required payments pursuant to the terms of such note;

          14.1.3 The expiration of the Partnership term pursuant to Article II hereof;

          14.1.4  When required by law; or

          14.1.5 The Withdrawal or removal of the General Partner, unless the business of the Partnership is continued by the consent of the Majority in Interest of the Partners within 90 days after the Withdrawal and there are at least two Partners.

     14.2 Liquidation of Assets and Application of Proceeds.  Upon the
          -------------------------------------------------
dissolution and winding up of the Partnership, the General Partner shall distribute the proceeds and undisposed Property as follows:

          (i) First, to creditors, including Partners who are creditors, to the extent and in the order of priority provided by law, in satisfaction of liabilities of the Partnership, whether by payment or the making of reasonable provisions for payment of such liabilities; and

          (ii)   Thereafter, to the Partners in accordance with Section 5.4.


                                  ARTICLE XV

                                 MISCELLANEOUS

     15.1 Notices.  All notices, demands, requests, consents or other
          -------
communications required or permitted to be given or made under this Partnership Agreement shall be in writing and signed by the party giving the same and shall be deemed given or made upon delivery by overnight courier service or three days after being mailed by certified or registered mail, postage prepaid to the intended recipient as indicated at the address set forth on Exhibit A or any other address of which prior written notice has been given.

     15.2 Severability. In the event of the invalidity of any provision hereof,
          ------------
same shall be deemed stricken from this Agreement, which shall continue in full force and effect as if the offending provision were never a part hereof.

     15.3 Captions.  Captions contained in this Agreement are inserted only as a
          --------
matter of convenience and for reference and in no way define, limit, or extend or describe the scope of this Agreement or the intent of any provision hereof.

     15.4 Person and Gender.  The masculine gender shall include the feminine
          -----------------
and neuter genders, the singular shall include the plural and the word "person" shall include a corporation, firm, partnership or other form of association.

     15.5 Binding Agreement. Subject to the restrictions on assignment herein
          -----------------
contained, the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the respective Partners.

     15.6 Applicable Law.  Notwithstanding the place where this Agreement may be
          --------------
executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Florida.

     15.7 Entire Agreement.  This Agreement, together with the Exhibits hereto,
          ----------------
constitutes the entire agreement of the parties hereto with respect to matters set forth herein and supersedes any prior understanding or agreement, oral or written, with respect thereto.

     15.8 Agreement in Counterparts.  This Agreement may be executed in two or
          -------------------------
more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

                                   PHYSICIAN SALES & SERVICE, INC.



                                   By:  /s/ David A. Smith
                                        -----------------------------------
                                        Name: David A. Smith
                                        Title: Executive Vice President

                                   PSS HOLDING, INC.


                                   By:  /s/ Fred Elefant
                                        -----------------------------------
                                        Name: Fred Elefant
                                        Title: President

                                   EXHIBIT A
                                   ---------

Partners' Names and Addresses                Capital Contributions         Partnership  Interests
-------------------------------              --------------------------    --------------------------
Physician Sales & Service, Inc.              Transfer of certain           10% General Partnership
                                             assets related to the         Interest
                                             sale and distribution of
                                             medical supplies and
                                             equipment plus $90.

PSS Holding, Inc.                            Transfer of certain           90% Limited Partnership
                                             assets related to the         Interest
                                             sale and distribution of
                                             medical supplies and
                                             equipment plus $810.